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                                                                    EXHIBIT 21.1

                   LIST OF SUBSIDIARIES OF ACT NETWORKS, INC.

ACT Networks (BNS), Inc., a Delaware corporation
ACT Networks, Inc. - Wireless Networks Systems, a Delaware corporation
ACT Networks (Canada), Inc., a Canadian corporation
ACT Networks do Brasil, LTD, a Brazil limited company
ACT Networks (Asia) LTD, a limited company incorporated in China
ACT Networks (1997), FSC, a foreign sales corporation incorporated in Barbados ACT Networks (Europe) LTD, a limited company incorporated in the United Kingdom ACT Networks PTY LTD, an Australian limited company
3174697 Canada Inc., a Canadian corporation



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